Exhibit 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2014, with respect to the combined financial statements of Mountain West Retirement Corporation included in the CNL Healthcare Properties, Inc. Current Report on Form 8-K/A dated February 11, 2014, and incorporated by reference in the Post-Effective Amendment No. 8 to the Registration Statement (Form S-11 No. 333-168129) and related prospectus supplement of CNL Healthcare Properties, Inc. for the registration of 300,000,000 shares of its common stock.

/s/ Mack, Roberts & Co., LLC

Portland, Oregon

February 13, 2014